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Veradigm Announces Two New Appointments to its Board

Pharmaceutical executive Susan Rodriguez and digital health/pharma services entrepreneur Dr. Shih-Yin Ho join Board of Directors

CHICAGO – FEBRUARY 22, 2023 – Susan Rodriguez and Shih-Yin Ho, MD have been named to the Board of Directors of Veradigm Inc. (NASDAQ: MDRX). With their combined experience in the pharmaceutical industry, digital health, and healthcare, together they bring a wealth of experience to Veradigm, to help build upon the company’s vision of transforming health, insightfully.

Ms. Rodriguez joins the Veradigm Board with over 30 years of experience in the biopharmaceutical industry, in a broad range of executive leadership roles. She currently serves as Chief Commercial Officer at Ardelyx, Inc., where she has been responsible for leading the commercial build out to launch first-in-class medicines into the gastroenterology and nephrology therapeutic segments. Prior to this, Ms. Rodriguez served as the Chief Executive Officer of Tolmar Pharmaceuticals, Inc. a specialty oncology company. In 2019, she was named President of the branded division upon the formation of the global entity, Tolmar, Inc. Prior to Tolmar, Ms. Rodriguez joined Abbott Laboratories in 1990, and held various leadership positions there until 2014, most recently as Divisional Vice President of Global Marketing. In addition to her professional experience, she also currently serves on the boards of Heron Therapeutics Inc. and Cuba Emprende Foundation, a non-profit organization. Ms. Rodriguez received both a bachelor's degree and master’s degree in Psychology from the University of Pennsylvania.

Dr. Ho joins Veradigm's Board as a seasoned digital health, software, and pharmaceutical services entrepreneur, executive, and advisor, having spent over 20 years developing products and companies in health information infrastructure, data analytics, and decision support for life sciences. Dr. Ho currently serves as the Chief Executive Officer and Co-Founder of Last Mile Research, an organization she co-founded in 2021, dedicated to transforming how life science companies source talent for clinical trials. Before this, she served as President of Glimpse LLC, an independent software and strategy consulting firm serving pharmaceutical services companies. Prior to Glimpse, Dr. Ho held leadership positions with Aetion Inc., a provider of real-world evidence software solutions for life science companies and payers along with two other organizations, Medidata and Pfizer. Dr. Ho was also the Founder & CEO of Context Matters Inc., which was later acquired by Decision Resources Group and then Clarivate PLC. Dr. Ho began her career as an emergency medicine physician before deciding to pursue opportunities in the e-health industry in 1998. Currently, Dr. Ho serves on the board of directors at Genesis Research and PS3til6, a non-profit organization. She earned her bachelor's degree from Brown University before completing her M.D. from Yale University School of Medicine and an M.B.A. from Harvard Business School.

“Susan Rodriguez and Dr. Shih-Yin Ho are strong additions to our Board. Their deep experience and leadership will further bolster our efforts to build the Veradigm Network and serve Veradigm stakeholders,” said Chairman of the Board Greg Garrison. “Susan and Yin have proven track records of driving greater value, and their life science industry expertise will complement their fellow directors as we grow our payer and life science businesses."

About Veradigm®

Veradigm is a healthcare technology company that drives value through its unique combination of platforms, data, expertise, connectivity, and scale. The Veradigm Network features a dynamic community of solutions and partners providing advanced insights, technology, and data-driven solutions, all working together to transform healthcare insightfully. For more information on Veradigm, visit http://www.veradigm.com, or find Veradigm on LinkedIn, Facebook, Twitter, and YouTube

For more information contact:

Investors:

Jenny Gelinas

312-506-1237

Jenny.Gelinas@veradigm.com

Media:

Concetta Rasiarmos

312-447-2466

concetta.rasiarmos@veradigm.com

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